1235 Water Street

KNOLL East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Reports Continued Double Digit Growth for the Third Quarter of 2005

EAST GREENVILLE, PA, October 25, 2005 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2005. Net sales were $209.3 million for the quarter, an increase of 15.4% from third quarter 2004. Operating income was $26.3 million, an increase of 24.1% from the third quarter 2004, while net income was $8.2 million, an increase of 36.7% over the third quarter 2004, and adjusted earnings per share was $0.25 compared to $0.20 per share in the prior year.

Andrew Cogan, Chief Executive Officer, stated, "We are very pleased by the strong double digit growth in backlog, sales, operating profits, net income and adjusted EPS that we delivered in the third quarter. Not only were we able to grow our top line faster than the industry but we were able to continue to expand our industry leading operating margins in spite of additional inflationary and foreign exchange pressures."

"Across the board our growth strategies are yielding results and we are particularly heartened by the number of large project awards we have won and anticipate booking in the fourth quarter of this year and shipping out in the first half of 2006. As a result we expect backlog to end the year up approximately 20% over prior year - the highest level in over 4 1/2 years. I want to congratulate and thank our associates and dealers on this strong performance."

2005 Financial Results

Third quarter 2005 financial results highlights follow:

Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/05	9/30/04	Change

Net Sales	$209.3	$181.4	15.4%
Gross Margin	71.4	63.0	13.3%
Operating Expenses	45.1	41.8	7.9%
Operating Income	26.3	21.2	24.1%
Net Income	8.2	6.0	36.7%
Earnings Per Share -- Diluted	.15	.12	25.0%
Adjusted Earnings Per Share -- Diluted	.25	.20	25.0%
Backlog	125.4	113.8	10.2%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share such items that we believe are non-cash compensation related, infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see "Reconciliation of Non-GAAP Financial Measures" below. Barry McCabe, Knoll's CFO noted "By providing this information we are hoping to make it easier to understand our ongoing results from operations."

Net sales for the quarter were $209.3 million, reflecting year-over-year growth of 15.4%. Approximately $3.7 million of the $27.9 million increase was attributable to additional revenues realized from price increases with the remainder due to higher volume as the Company's growth initiatives take hold and industry growth continues. Backlog of unfilled orders at September 30, 2005 increased $11.6 million or 10.2% versus the prior year.

Gross margin for the quarter was $71.4 million, an increase of $8.4 million or 13.3%, over the same period in 2004. As a percentage of sales, gross margin declined to 34.1% from 34.7% in the same quarter of 2004. The decrease from the third quarter of 2004 largely resulted from the appreciation of the Canadian dollar, which had the effect of decreasing gross margin by approximately $1.9 million related to higher product costs compared to the third quarter of 2004. For the most part the Company was able to offset increased material and transportation costs through price realization, continuous improvement and global sourcing initiatives. Without the appreciation of the Canadian dollar gross margins would have increased on a year over year basis. Third quarter 2005 gross margins also include $200,000 of restructuring charges related to the exiting of one of our leased facilities in Canada concurrent with the expiration of the lease. Total pre-tax restructuring charges for the year are expected to approximate $800,000 as the operations in this facility are moved into our main manufacturing location by the end of the year.

Operating expenses for the quarter were $45.1 million, or 21.6% of sales, compared to $41.8 million, or 23.0% of sales for third quarter of 2004. Third quarter 2005 operating expenses include approximately $1 million of stock based compensation costs related to restricted stock grants and approximately $1 million of additional costs as a result of operating as a public company. Third quarter 2004 operating expenses included approximately $600,000 of costs associated with our 2004 initial public offering.

Operating income for the quarter was $26.3 million, an increase of $5.1 million, or 24.1%, from operating income of $21.2 million for third quarter 2004. As a percentage of sales, operating income increased to 12.6% for third quarter 2005 from 11.7% for third quarter 2004.

Net income for third quarter 2005 was $8.2 million, or $0.15 per share including special charges, non-recurring items and stock based compensation as compared to $6.0 million or $0.12 per share for the same quarter in 2004. Third quarter 2005 net income benefited from a lower effective tax rate due to the mix of pretax income in the countries in which we operate but was negatively impacted by increased interest expense as a result of higher interest rates. One-time charges in the third quarter 2005 included $3.1 million in additional taxes as a result of our Canadian earnings repatriation of $45 million pursuant to the American Jobs Creation Act. The 2004 third quarter net income included $1.5 million after tax write-off of deferred financing costs related to the refinancing of a previously existing credit facility on September 30, 2004. In addition, both quarter's net income is negatively impacted by $1.5 million of foreign currency charges as a result of the strengthening of the Canadian dollar and the remeasurement of the Company's intercompany balance with its Canadian subsidiary.

Cash flow from operations for the third quarter totaled $18.7 million, an increase of $7.1 million or 61.2% from the same period last year. The Company repaid $22.1 million of debt in the quarter, $11.4 million from operations and $10.7 million from the proceeds received from the exercise of stock options in the quarter.

Barry McCabe, Knoll's CFO noted, "Year to date we have now paid down approximately $59 million of debt and our bank debt has been reduced to $333 million. We are very pleased to have closed on our new $450 million credit facility which will reduce our borrowing costs and give us more financial flexibility. The new facility will allow us to increase our quarterly dividends to $0.10 per share, returning more cash to our shareholders. In addition our new stock repurchase program, using option proceeds to buy back shares, approved in August will also enhance shareholder value."

Fourth Quarter Outlook

As a result of completing the Company's amended credit facility, which was announced on October 3, 2005, the Company expects to incur approximately $1.0 million of costs related to putting the new facility in place and to write-off approximately $3.7 million of deferred financing fees related to the old facility. In addition, as discussed above, an additional $600,000 of estimated restructuring charges are expected to be incurred related to the consolidation of one our Canadian leased facilities. The Company will also incur approximately $1 million of stock based compensation costs related to restricted stock grants.

The Company stated that it expects fourth quarter 2005 revenue to be in the $206 - $211 million range, an increase of 7% - 9% from the fourth quarter of 2004. Adjusted earnings per share estimates for the fourth quarter 2005, which excludes from GAAP earnings per share such items that we believe are non-cash compensation related, infrequent or not indicative of our operating performance, are between $0.22 and $0.24. For the full year the Company expects revenue to be in the range of $792 -- 797 million, an increase of 12.2% to 12.9% over 2004 and adjusted earnings per share of between $0.84 and $0.86.

The most comparable GAAP financial measure is earnings per share. The reconciliation between GAAP earnings per share and Adjusted Earnings Per Share is consistent with the historical reconciliation as presented below.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share such items that we believe are non-cash compensation related, infrequent or not indicative of our operating performance. Such items consist of charges for stock based compensation, expenses associated with our initial public offering, a write-off of deferred financing fees associated with our amended credit facilities, the foreign exchange impact of the Canadian dollar related to the remeasurement of our inter-company balances and taxes related to repatriation of foreign earnings under The American Job Creation Act. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are non-cash compensation related, infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reports under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Earnings per Share - Diluted	$0.15	$0.12	$0.50	$0.42
Add back:
Restricted stock grant stock based compensation	0.01	--	0.04	--
IPO expense	--	0.02	--	0.02
Write-off of deferred financing fees	--	0.03	--	0.03
Foreign exchange impact on intercompany balances	0.03	0.03	0.02	0.01
Taxes related to repatriation of foreign earnings	0.06	--	0.06	--
Total Special Charges	0.10	0.08	0.12	0.06

Adjusted Earnings per Share - Diluted	$0.25	$0.20	$0.62	$0.48

Conference Call Information

As announced on October 11, 2005, Knoll will host a conference call on Wednesday, October 26, 2005 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 435-1398

International 617 614-4078

Passcode 44555480

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified on Knoll's Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry M. McCabe

Senior Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David Bright

Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$209,333	$181,441	$586,188	$513,586
Cost of sales	137,900	118,439	388,479	341,349

Gross profit	71,433	63,002	197,709	172,237
Selling, general, and administrative expenses	45,110	41,804	130,272	121,501

Operating income	26,323	21,198	67,437	50,736
Interest expense	6,214	4,866	18,301	13,233
Other expense, net	1,933	4,932	1,081	2,185

Income before income tax expense	18,176	11,400	48,055	35,318
Income tax expense	9,980	5,435	21,640	15,328

Net income	$8,196	$5,965	$26,415	$19,990

Earnings per share:
Basic	$.16	$.13	$.52	$.43
Diluted	$.15	$.12	$.50	$.42
Weighted-average shares outstanding:
Basic	51,972,198	46,297,630	50,852,279	46,300,556
Diluted	53,792,442	47,960,812	52,698,150	47,964,546

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,309	$9,052
Customer receivables, net	107,254	98,440
Inventories	52,647	49,586
Prepaid and other current assets	23,834	22,126

Total current assets	197,044	179,204
Property, plant, and equipment, net	144,576	150,992
Intangible assets, net	236,895	237,382
Other noncurrent assets	5,832	6,661

Total Assets	$584,347	$574,239

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$102	$108
Accounts payable	52,767	45,613
Other current liabilities	66,106	65,991

Total current liabilities	118,975	111,712
Long-term debt	333,586	392,750
Other noncurrent liabilities	94,251	91,122

Total liabilities	546,812	595,584

Stockholders' equity (deficit)	37,535	(21,345)

Total Liabilities and Stockholders' Equity (Deficit)	$584,347	$574,239

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)

Net income	$26,415	$19,990

Cash Flows provided by Operating Activities	50,650	36,201

Cash Flows used in Investing Activities	(7,616)	(7,145)

Cash Flows used in Financing Activities	(38,432)	(28,800)

Effect of exchange rate changes on cash and cash equivalents	(345)	563

Increase in cash and cash equivalents	4,257	819

Cash and cash equivalents at beginning of period	9,052	11,517

Cash and cash equivalents at end of period	$13,309	$12,336